NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.
212 Lavaca St., Suite 300
Austin, Texas 78701

STRATUS PROPERTIES INC. ANNOUNCES
EXPLORATION OF CONVERSION TO A REAL ESTATE INVESTMENT TRUST

AUSTIN, TX, September 21, 2020 - Stratus Properties Inc. (NASDAQ: STRS) announced today that its Board of Directors (“Board”) has approved the initiation of an in-depth exploration of a conversion from a C-Corporation to a real estate investment trust (“REIT”).

“As part of our Board and management’s regular consideration of the optimal strategy to increase long-term value for Stratus’ shareholders, we have completed a preliminary analysis of converting Stratus to a REIT. Based on the findings of this analysis, our Board has approved the initiation of an in-depth exploration of converting to a REIT,” said William H. Armstrong III, Chairman, President and Chief Executive Officer. “While we still have much work to do, we believe converting to a REIT could provide Stratus and its shareholders with substantial benefits, including a more efficient tax structure, regular distributions of income to shareholders, and increased access to investors and analysts focused on investment in real estate assets.”

Armstrong continued, “We have operated in Austin, Texas for more than 30 years, and expect this and other fast-growing Texas markets to continue to be among the best real estate markets in the United States. We believe our expertise, combined with our high quality and diversified assets in premier locations, would provide a unique and attractive investment opportunity to REIT investors.”

Stratus has engaged financial, tax, accounting and legal advisors, and the Board will closely evaluate a potential REIT conversion and determine whether it is in the best interests of its shareholders. Stratus is considering the complex operational and technical requirements necessary to qualify as a REIT, which could require internal changes to its business and adjustments to its business and financing plans. However, the Company expects to continue to utilize its proven expertise and strategy of acquiring, developing, leasing and monetizing properties regardless of its corporate structure.

As part of this assessment, Stratus is also conducting a comprehensive review of its governance practices and Board composition to ensure the Company has access to the appropriate expertise and mix of skillsets moving forward. The Company expects to provide further information after it completes its evaluation.

At this time, the Company believes that the REIT conversion would likely require consent from the Company’s major lenders and amendments to its major loan agreements, among other third-party consents. Stratus also expects to seek shareholder approval to implement provisions in its organizational documents consistent with a public REIT structure, if the Board ultimately determines that a REIT conversion is in shareholders’ best interests.

Stratus’ current view is that if the Board determines to move forward with a conversion to a REIT, and the required consents and approvals are obtained, the conversion would likely occur in 2022.

About Stratus Properties Inc.
Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, multi-family and single-family residential real estate properties, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas.

Investor Contact
William H. Armstrong III
512-478-5788

Media Contact
Sydney Isaacs / Abernathy MacGregor
713-817-9346 / SRI@abmac.com
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. This press release contains forward-looking statements, which are all statements other than statements of historical fact. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Forward-looking statements include Stratus’ intention to engage in an in-depth exploration of conversion to a REIT, potential benefits of conversion to a REIT, potential attractiveness of Stratus as a REIT to REIT investors and analysts, potential restructuring, consents, approvals, amendments to material agreements and organizational documents and other steps necessary prior to conversion to a REIT, the potential timing of any REIT conversion, Stratus’ expectations about the Austin and Texas real estate markets and potential changes in governance practices and Board composition.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that could cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to: evolving risks relative to the COVID-19 pandemic and its effects; implementation, operational, financing and tax complexities to be addressed before Stratus decides whether to pursue a REIT conversion, including those discussed in this press release; the ability of Stratus to qualify as a REIT, which involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended; Stratus’ ability to complete the steps that must be taken in order to convert to a REIT and the timing thereof; the potential costs of converting to and operating as a REIT; whether Stratus’ Board will determine that conversion to a REIT is in the best interests of Stratus’ shareholders; whether shareholders will approve changes to Stratus’ organizational documents consistent with a public REIT structure; and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, each filed with the U.S. Securities and Exchange Commission.

Stratus can provide no assurance as to when, if at all, it will convert to a REIT. Stratus can give no assurance that its Board will approve a conversion to a REIT, even if there are no impediments to such conversion.

Stratus’ exploration of a potential REIT conversion may divert management's attention from traditional business concerns. If Stratus determines to convert to a REIT, Stratus cannot give assurance that it will qualify or remain qualified as a REIT. If Stratus elects to convert to a REIT, Stratus can provide no assurance that its Board will declare, or that Stratus will be able to make, future distributions to shareholders.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.

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